Exhibit 10.1
MASSACHUSETTS INSTITUTE OF TECHNOLOGY
EXCLUSIVE PATENT LICENSE AGREEMENT
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Ver. EQ.5/8/00
MASSACHUSETTS INSTITUTE OF TECHNOLOGY
EXCLUSIVE PATENT LICENSE AGREEMENT
     This Agreement, effective as of the date set forth above the signatures of the parties below (the “EFFECTIVE DATE”), is between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and BioTrove, Inc., a corporation having its principal office at 620 Memorial Drive, Cambridge, MA 02139 (“COMPANY”).
R E C I T A L S
     WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 7967, “Method And Apparatus For Performing Microassays” by Ian Hunter and M.I.T. Case No. 9118, “Molecular Screening In An Array Of Through-holes”, by Colin J. Brenan And Tanya S. Kanigan and has the right to grant licenses under said PATENT RIGHTS;
     WHEREAS, Ian Hunter is an inventor of the PATENT RIGHTS and a current employee of M.I.T., and has or will shortly acquire equity in COMPANY, the Conflict of Interest Avoidance Statement of Ian Hunter is attached as Exhibit A hereto;
     WHEREAS, Ian Hunter, an inventor of the PATENT RIGHTS, has or will shortly acquire equity in COMPANY not resulting from this Agreement, the Waiver of Participation in M.I.T.’s institutional equity share of Ian Hunter is attached as Exhibit B hereto;
     WHEREAS, M.I.T.’s Vice President for Research has approved that Ian Hunter, an inventor of the PATENT RIGHTS, now holds or shall shortly acquire equity in COMPANY and that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement;
     WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and
     WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:
1. DEFINITIONS.
     1.1 “AFFILIATE” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.
     1.2 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.2.
     1.3 “FIELD” shall mean for use in devices or methods for storage or processing, analysis or synthesis of chemicals or materials such as DNA, proteins, peptides, probes, solutions, small molecules, cells, or tissues, polymers, inorganics, catalysts, crystals or solution conditions;
     1.4 “LICENSED PRODUCT” shall mean any product or part thereof that:
          (i) absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or
          (ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     1.5 “LICENSED PROCESS” shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS or which uses a LICENSED PRODUCT.
     1.6 “NET SALES” shall mean the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:
          (i) customary trade, quantity, or cash discounts appropriate for that market segment to the extent actually allowed and taken;
          (ii) amounts repaid or credited by reason of rejection, damaged goods, claims or shortages or return;
          (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes, tariffs, duties or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and
          (iv) outbound transportation and freight costs prepaid or allowed and costs of insurance in transit.
          (v) bad debts provided that such debts do not exceed 2% of NET SALES where bad debts are defined as amounts billed but unpaid after 180 days.
     No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS.
     If COMPANY, any AFFILIATE, or any SUBLICENSEE accepts non-monetary consideration for any LICENSED PRODUCTS or LICENSED PROCESSES, COMPANY shall:
          (i) calculate the fair market equivalent value for such non-monetary consideration, and
          (ii) add such value to the NET SALES figure used to calculate the royalty due in Section 4.1(c) in the REPORTING PERIOD, and
          (iii) include a written justification for such fair market equivalent value as part of the reporting required by Section 5.2(v). M.I.T. shall retain the right to dispute such justification as provided by Section 5.4 of this Agreement.
     1.7 “PATENT RIGHTS” shall mean:
          (a) the United States and international patents listed on Appendix A;
          (b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;
          (c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;
          (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.
     1.8 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.
     1.9 “SUBLICENSE INCOME” shall mean any payments that COMPANY or an AFFILIATE actually receives from a SUBLICENSEE for the sublicense of the rights granted COMPANY and AFFILIATES under Section 2.1, including without limitation license fees, milestone payments other than DEVELOPMENTAL MILESTONE PAYMENTS, license maintenance fees, and other payments, but specifically excluding RESEARCH COST REIMBURSEMENTS, DISCOVERY PAYMENTS, DEVELOPMENTAL MILESTONE PAYMENTS, and royalties on NET SALES.
     1.10 “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights Granted COMPANY under Section 2.1.
     1.11 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.
     1.12 DEVELOPMENTAL MILESTONE PAYMENTS shall mean any payment for the demonstration of substantial technical progress, performance, capability or discovery as relates to progress toward implementing a LICENSED PRODUCT or LICENSED PROCESS under a research, development, testing, collaboration or co-development arrangement as documented by delivery to the payor of a written report including payments for introduction of products to market and completion of clinical trials which is in excess of RESEARCH COST REIMBURSEMENTS.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     1.13 RESEARCH COST REIMBURSEMENTS shall mean any payment for research and/or development that used PATENT RIGHTS under a research, development, testing, collaboration or co-development arrangement as documented by delivery to the payor of a written report which is not in excess of reimbursement for the costs, APPORTIONED OVERHEAD and salaries and fees required to conduct such research or development.
     1.14 DISCOVERY PAYMENTS shall mean any payment received by COMPANY from a third party or SUBLICENSEE related to sales by a third party or AFFILIATE or SUBLICENSEE of products identified by the use of LICENSED PRODUCTS or LICENSED processes. DISCOVERY payments may be received from either a customer or SUBLICENSEE.
     1.15 APPORTIONED OVERHEAD shall mean actual pro-rata costs related to the development of a LICENSED PRODUCT or LICENSED PROCESS such as employee benefits, rent, utilities, insurance, taxes, etc but in any case no greater than 150% of salary and benefits, provided however that COMPANY may request that the 150% cap be increased based on COMPANY providing M.I.T. with the detailed costs actually incurred over a twelve month period.
2. GRANT OF RIGHTS.
     2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing worldwide license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD and to develop and perform LICENSED PROCESSES in the FIELD.
     2.2 Exclusivity. In order to establish an EXCLUSIVE PERIOD for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD or to perform LICENSED PROCESSES in the FIELD during the period of time commencing on the EFFECTIVE DATE and terminating as follows:
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (a) at the end of the TERM if the total of cumulative payments made by COMPANY to M.I.T. required by paragraphs 4.1 (c), (d), (e), and (f) exceed six hundred thousand dollars ($600,000) prior to seven (7) years from the EFFECTIVE DATE;
          (b) if the total of cumulative payments made by COMPANY to M.I.T. as required by paragraphs 4.1 (c), (d), (e), and (f) are less than six hundred thousand dollars ($600,000) as of seven (7) years from the EFFECTIVE DATE then the exclusive period shall terminate on the earlier of the following dates:
               (i) the expiration of seven (7) years after the first accrual of NET SALES or SUBLICENSE INCOME for a LICENSED PRODUCT or LICENSED PROCESS; or
               (ii) the expiration of ten (10) years after the EFFECTIVE DATE.
          If the EXCLUSIVE PERIOD shall expire in accordance with the terms hereof, the license granted hereunder shall become nonexclusive and shall extend to the end of the TERM, unless sooner terminated as provided in this Agreement.
     2.3 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement, which shall be deemed to be confidential information of the COMPANY. Should COMPANY’s license be terminated for any reason, made non-exclusive or otherwise modified to the extent that COMPANY is no longer permitted to grant rights to sublicensees set out in COMPANY’s sublicense agreements, and should sublicensees not be in material default of COMPANY’s sublicensee agreements at the time of such termination, change to non-exclusivity
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

or modification; then M.I.T. agrees, upon receipt of written notice from sublicensees, to grant licenses to sublicensees on the same terms and conditions as are set out in their Biotrove sublicense agreement, or on such other terms and conditions as are agreed upon by M.I.T. and sublicensees following good faith negotiations; provided, however, that the sublicense agreements comply, or are amended in a manner requested by sublicenses to bring the sublicense agreements into compliance with the terms of this Agreement for any sublicenses granted thereunder; and provided further, upon entering into new sublicenses with sublicensees, that M.I.T. will not be responsible in any way whatsoever for any of the representations, warranties or obligations of COMPANY under Biotrove sublicense agreements.
     2.4 Retained Rights.
     (a) M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.
     2.5 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.
3. COMPANY DILIGENCE OBLIGATIONS.
     3.1 Diligence Requirements. COMPANY shall use diligent efforts, or shall use reasonable efforts to cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (a) Within six months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.
          (b) Within 120 days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.
          (c) COMPANY shall develop a working model within 18 months of the EFFECTIVE DATE and permit an in-plant inspection by M.I.T. on or before three years from the EFFECTIVE DATE and thereafter permit in-plant inspections by M.I.T. at regular intervals with at least one year between each such inspection.
          (d) COMPANY shall raise in the aggregate [***] by January 1, 2002 of unrestricted funds.
          (e) COMPANY shall raise in the aggregate [***] by January 1, 2004 of unrestricted funds.
          (f) COMPANY anticipates that it will need to fund research and development of LICENSED PRODUCTS and/or LICENSED PROCESSES as follows:

2001 through end of 2002	$[***]
2003 and each subsequent year until NET SALES reach	$[***] per year
$[***] per year
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (g) COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS within three (3) years from the EFFECTIVE DATE.
          (h) COMPANY shall make NET SALES and receiving SUBLICENSEE INCOME and DEVELOPMENTAL MILESTONE PAYMENTS and DISCOVERY PAYMENTS that in the aggregate are at least the following amounts according to the following schedule:

2004	$750,000;
2005	$1,500,000;
2006 and each year thereafter	$3,250,000
Should COMPANY decide to pursue a drug discovery business model for a majority of the business activities of COMPANY, and should that model make it difficult for COMPANY to comply with the provisions of this paragraph (3.1(h) COMPANY and M.I.T. agree to meet and develop an appropriate milestone to substitute for this paragraph based on the new drug discovery business model.
     In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).
4. ROYALTIES AND PAYMENT TERMS.
     4.1 Consideration for Grant of Rights.
          (a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. within thirty (30) days of the EFFECTIVE DATE, a license issue fee of [***], and in accordance with Section 6.3, shall reimburse M.I.T for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (b) License Maintenance Fees. COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

January 1, 2002	$	[***]
January 1, 2003	$	[***]
January 1, 2004	$	[***]
January 1, 2005	$	[***]
Each January 1st thereafter	$	[***]
This annual license maintenance fee is nonrefundable; however, the license maintenance fee shall be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.
          (c) Running Royalties. COMPANY shall pay to M.I.T. a running royalty of [***] of NET SALES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD. In the event that the PATENT RIGHTS are determined to be dominated by any patent held by a third party and COMPANY therefore pays any monies (including but not limited to lump sums or on an ongoing basis) to such third party to obtain the right to practice under the dominating patent, COMPANY shall be entitled to deduct one-half (1/2) of such payments from the royalties due under this Section 4.1(c) provided, however, that the Running Royalty paid to M.I.T. shall in no event be less than [***] of NET SALES.
          (d) Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of [***] of all SUBLICENSE INCOME received by COMPANY or AFFILIATES, excluding running royalties on NET SALES of SUBLICENSEES, DEVELOPMENTAL MILESTONE PAYMENTS and DISCOVERY PAYMENTS. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (e) Sharing of DISCOVERY PAYMENTS. COMPANY shall pay M.I.T. a total of [***] of all DISCOVERY PAYMENTS.
          (f) Sharing of DEVELOPMENTAL MILESTONE PAYMENTS. COMPANY shall pay M.I.T. a total of [***] of all DEVELOPMENTAL MILESTONE PAYMENTS.
          (g) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.
          (h) Combination Sales. If COMPANY sells a LICENSED PRODUCT or PRODUCTS in combination with other products that are not LICENSED PRODUCTS (“OTHER ITEMS”), the NET SALES for purposes of Royalty payments on the combination shall be calculated as follows:
          If all LICENSED PRODUCTS and OTHER ITEMS contained in the combination are available separately, the NET SALES for purposes of the royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/(A+B), where A is the selling price of all LICENSED PRODUCTS in the combination, and B is the selling price of all OTHER ITEMS in the combination.
          If the combination includes OTHER ITEMS which are not sold separately (but all LICENSED PRODUCTS are available separately), the NET SALES for purposes of royalty payments is the selling price of all LICENSED PRODUCTS in the combination.
          (i) Equity.
           COMPANY shall issue a total of [***] shares of Common Stock of COMPANY, $[.01] par value per share, (the “Shares”) in the name of M.I.T. COMPANY represents to M.I.T. that, as of the Effective Date, the aggregate number of Shares equals [***] of the COMPANY’s issued and outstanding Common Stock calculated on a “Fully Diluted Basis.” For purposes of
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

this Section 4.1(i), “Fully Diluted Basis” shall mean that the total number of issued and outstanding shares of the COMPANY’s Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.
          (j) Anti-Dilution Protection. COMPANY shall issue additional shares of Common Stock to M.I.T., such that M.I.T.’s ownership of outstanding Common Stock shall not fall below [***] on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Such calculations shall be made each time the COMPANY receives cash for equity. Such issuances shall continue until and including the date upon which a total of [***] in cash in exchange for COMPANY’s capital stock (the “Funding Threshold”) shall be received by COMPANY. Thereafter, no additional shares shall be due to M.I.T. or any M.I.T. Holder pursuant to this section
     4.2 Payments.
          (a) Method of Payment. All payments under this Agreement should be made payable to “Massachusetts Institute of Technology” and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.
          (b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.
5. REPORTS AND RECORDS.
     5.1 Frequency of Reports.
          (a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.
          (b) Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within sixty (60) days of occurrence in each country.
          (c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.
     5.2 Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:
          (i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;
          (ii) a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;
          (iii) the range of gross prices charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the range of gross prices charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;
          (iv) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;
          (v) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;
          (vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and
          (vii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.
     If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.
     5.3 Financial Statements. On or before the 120th day following the close of COMPANY’s fiscal year, COMPANY shall provide M.I.T. with COMPANY’s regularly prepared financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     5.4 Records. COMPANY shall maintain, and shall use reasonable efforts to cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain. Once each year, M.I.T., or M.I.T.’s appointed certified public accountants, shall have the right, at M.I.T.’s expense, to inspect the COMPANY’s records during normal business hours in a manner so as not to unreasonably interfere with the operations of the COMPANY, to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals that there has been an underpayment or overpayment, then MIT shall notify the COMPANY in writing along with such additional detail so as to allow the COMPANY to make an independent assessment of the alleged error. If the COMPANY does not agree with the audit of MIT then it shall notify MIT in writing within 45 days after receipt of the notice from MIT required hereunder, whereupon both MIT and the COMPANY shall appoint a mutually agreeable certified public accountant to perform an audit of the COMPANY’s books and records to determine if there was an overpayment or a underpayment. If such audit reveals an underpayment in excess of five percent (5%) (the “Audit payment Trigger”), MIT shall notify COMPANY, which shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T. In the event of an overpayment by COMPANY, M.I.T. shall pay such excess back to COMPANY within thirty (30) days of receiving notice thereof from COMPANY. If the Audit Payment Trigger is not met, then all costs of the Audit shall be borne 50/50 between MIT and Company.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

6. PATENT PROSECUTION.
     6.1 Responsibility for PATENT RIGHTS. Provided that COMPANY seeks and maintains the strongest and broadest patent claims practicable in the best interest of M.I.T. and uses patent attorneys acceptable to M.I.T., such acceptance not to be unreasonably withheld, M.I.T. appoints COMPANY as its agent to prepare, file, prosecute, and maintain all of the PATENT RIGHTS during the TERM. COMPANY shall copy M.I.T. on all patent prosecution documents and give M.I.T. reasonable opportunities to advise COMPANY on such filing, prosecution and maintenance. In the event COMPANY desires to abandon any patent or patent application within the PATENT RIGHTS, COMPANY shall provide M.I.T. with reasonable prior written notice of such intended abandonment or decline of responsibility, and the right to prepare, file, prosecute, and maintain the relevant PATENT RIGHTS, at M.I.T.’s expense, shall revert to M.I.T. In such event, such M.I.T. paid-for rights shall be removed from the definition of PATENT RIGHTS under this Agreement and the licenses granted to COMPANY and its AFFILIATES as to such rights shall terminate.
     6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.
     6.3 Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY. As of March 1, 2001 M.I.T. has incurred approximately [***] for such patent-related fees and costs that have not yet been reimbursed. COMPANY shall reimburse all such [***] in accordance with Section 4.1(a).
7. INFRINGEMENT.
     7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     7.2 Right to Prosecute Infringements.
          (a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.
          Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.
          (b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action or settle the infringement within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.
     7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.
     7.4 Offsets. COMPANY may offset a total of [***] of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [***] in any REPORTING PERIOD.
     7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.
     7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.
     7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any proceeds from such sublicense shall be shared between COMPANY and M.I.T. as set forth in Article 4.
8. INDEMNIFICATION AND INSURANCE
     8.1 Indemnification.
          (a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees due to any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.
          (b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be unavailable because of actual conflicts in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.
     8.2 Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld or delayed, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage prior to the first sale of a LICENSED PRODUCT, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage, and One Million Dollars ($1,000,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for errors and omissions. In the alternative, COMPANY may self-insure but so long as the Company is less than $50 Million in assets, such self insurance shall be subject to prior approval of M.I.T., which shall not be unreasonably withheld or delayed. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.
9. NO REPRESENTATIONS OR WARRANTIES
     EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party.
     IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10. ASSIGNMENT.
     This Agreement may not be assigned by COMPANY without the prior written consent of M.I.T, which shall not be unreasonably withheld or delayed, except that COMPANY shall be able to assign this Agreement in connection with the sale of all or a major portion of the assets of the COMPANY or in connection with the sale of the division of the COMPANY which is responsible for commercializing the LICENSED PRODUCTS or LICENSED PROCESSES.
11. GENERAL COMPLIANCE WITH LAWS
     11.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.
     11.2 Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.
     11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.
     11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the. PATENT RIGHTS that applies to such LICENSED PRODUCT.
12. TERMINATION.
     12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least three (3) months prior written notice to M.I.T., such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.
     12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.
     12.3 Termination for Default.
          (a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

          (b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within ninety (90) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.
     12.4 Effect of Termination.
          (a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 4.1(f), 5.2 (obligation to provide final report and payment), 5.4, 11.1, 11.2 and 12.4.
          (b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.
          (c) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.
13. DISPUTE RESOLUTION.
     13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

     13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to-itself or to preserve its rights under this Agreement.
     13.3 Dispute Resolution Procedures.
          (a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.
          (b) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.
     13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.
     13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.
14. MISCELLANEOUS.
     14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:
If to M.I.T., all matters relating to the license:
Technology Licensing Office, Room NE25-230
Massachusetts Institute of Technology
5 Cambridge Ctr.
R NE25-230
Cambridge, MA 02142
Attention: Director
Tel:     617-253-6966
Fax:    617-258-6790
If to M.I.T., relating to any equity action after the initial issuance of shares:
Massachusetts Institute of Technology
Treasurer’s Office 238 Main Street
Cambridge, MA 02142 Attention: Phillips B. Moore
Tel:     617-253-5422
Fax:    617-258-6676
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

If to COMPANY:      BioTrove, Inc.
620 Memorial Drive
Cambridge, MA 02139
Attention: Dr. Colin Brenan
Tel:     617-551-3415
Fax:    617-551-3400
          All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.
     14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.
     14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, regulatory delays, materials shortages, act of god, transportation shortages, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
     14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     14.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.
     14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.
     14.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.
     14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.
The EFFECTIVE DATE of this Agreement is May 11, 2001.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		BIOTROVE, INC

By:	/s/ Lita Nelson	By:	/s/ Colin Brenan

Name:	Lita L. Nelson, Director	Name:	Colin Brenan

Title:	Technology Licensing Office	Title:	President and C.E.O.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ J. David Litster
Name:	J. David Litster, Ph.D.
Title:	Vice President for Research
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

APPENDIX A
List of Patent Applications and Patents
I. United States Patents and Applications
USA Patent Application Serial No. 09/225583, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays”.
USA Patent Application Serial No. 09/225583, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays”.
USA Patent Application Serial No. 09/710082, Filed November 10, 2000, Entitled “Method For Performing Microassays”.
USA Patent Application Serial No. 60/071179, Filed January 12, 1998, Entitled “Method And Apparatus For Performing Microassays”.
II. International (non-U.S.) Patents and Applications
PCT Patent Application Serial No. PCT/US99/00088, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays” designating Australia, Canada, all member countries of the EPC, Japan, Republic of Korea
EPC Patent Application Serial No. 99901294.1, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays”, designating all member countries of the EPC
JP Patent Application Serial No. 2000-527355, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays”.
CAN Patent Application Serial No. 2316912, Filed January 5, 1999, Entitled “Method And Apparatus For Performing Microassays”.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

APPENDIX B
List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained
For all of the following jurisdictions for which PATENT RIGHTS applications are still valid as of the EFFECTIVE DATE: Canada, France, Germany, Ireland, Italy, Japan, Republic of Korea, Spain, Sweden, Switzerland and the United Kingdom.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Technology Licensing Office	Massachusetts Institute of Technology
Five Cambridge Center, Kendall Square, Room NE25-230
Cambridge, Massachusetts 02142-1493

Phone 617-253-6966
Fax 617-258-6790
Email tlo@mit.edu
http://web.mit.edu/tlo/
December 21, 2004.
     Dear Alan:
Our recent discussions indicate that BioTrove is making progress toward first commercial sale of product but may not be able to meet the impending deadline of December 31, 2004. In addition, we have come to the conclusion that it is not necessary to have Errors & Omissions Insurance coverage until this sale takes place. Therefore, M.I.T. is offering to amend Section 8.2, subsection (iii) of the above referenced license agreement to read as follows: “...shall be endorsed to include product liability coverage and errors and omissions coverage prior to the first commercial sale of a LICENSED PRODUCT...” (emphasis added for convenience).
Section 3.1, subsection (g) shall be amended to read as follows: “COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS by March 31, 2004”
Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. The Effective Date of this Amendment is the latest date of the official signatures below.
Please indicate your acceptance of this Amendment by countersigning both copies of this letter and returning one to M.I.T.

Sincerely,
/s/ Carl Berke
Carl Berke
Technology Licensing Officer

Agreed to for:

Massachusetts Institute of Technology			BioTroye, Inc.

By	/s/ John H. Turner, Jr.		By	/s/ Alan T. Barber

	Name	John H. Turner, Jr.		Name	Alan T. Barber
	Title	Associate Director Technology Licencing Office		Title	CFO
	Date	21 Dec 2004		Date	12/30/04

February 8, 2005
Alan Barber
BioTrove, Inc.
12 Gill Street, Suite 4000
Woburn, MA 01801

Re:	Amendment to Exclusive License Agreement #4908037 (effective 5/11/2001) for:
M.I.T. Case No. 7967, “Method And Apparatus For Peforming Microassays,” by Ian W. Hunter
M.I.T. Case No. 9118, “Molecular Screening In An Array Of Through-Holes,” by Colin J.
Brenan, Ian W. Hunter and Tanya S. Kanigan
Dear Alan:
Our recent discussions indicate that BioTrove is making progress toward first commercial sale of product but could not meet the deadline of December 31, 2004. In addition, we have come to the conclusion that it is not necessary to have Errors & Omissions Insurance coverage until this sale takes place. Therefore, M.I.T. is offering to amend Section 8.2, subsection (iii) of the above referenced license agreement to read as follows: “...shall be endorsed to include product liability coverage and errors and omissions coverage prior to the first commercial sale of a LICENSED PRODUCT...” (emphasis added for convenience).
Section 3.1, subsection (g) shall be amended to read as follows: “COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS by March 31, 2005.”
Section 3.1 subsection (h) shall be amended to read as follows: “COMPANY shall make NET SALES and receiving SUBLICENSEE INCOME and DEVELOPMENTAL MILESTONE PAYMENTS and DISCOVERY PAYMENTS that in the aggregate are at least the following amounts according to the following schedule:

Year Ending	March 31, 2006	$750,000;
	March 31, 2007	$1,500,000;
	March 31, 2008 and each year thereafter	$3,250,000
Should COMPANY decide to pursue a drug discovery business model for a majority of the business activities of COMPANY that would make it difficult to comply with the provisions of this paragraph (3.1(h) COMPANY and M.I.T. agree to meet and develop an appropriate milestone to substitute for this paragraph based on the new drug discovery business model.”
Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. The Effective Date of this Amendment is the latest date of the official signatures below.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Please indicate your acceptance of this Amendment by countersigning both copies of this letter and returning one to M.I.T.

Sincerely,
/s/ Carl Berke

Carl Berke Technology Licensing Officer

Agreed to for:

Massachusetts Institute of Technology		BioTrove, Inc.

By: Name:	/s/ John H. Turner John H. Turner	By: Name:	/s/ Alan T. Barber Alan T. Barber
Title:	Associate Director Technology License Office	Title:	Chief Financial Officer
Date:	June 30, 2005	Date:	2-8-05
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Technology Licensing Office		Massachusetts Institute of Technology
Five Cambridge Center, Kendall Square, Room NE25-230
Cambridge, Massachusetts 02142-1493

	Letter Amendment	Phone 617-253-6966
Fax 617-258-6790
Email tlo@mit.edu
http://web.mit.edu/tlo/
March 10, 2008
Mr. Colin Brenan
Chief Technology Officer
Vice President, Business Development
BioTrove Inc.
12 Gill Street Suite 4000
Woburn, MA 01801
Re: Amendment to Exclusive License Agreement #4908037 effective May 11, 2001, as amended by letters dated November 17, 2004, December 21, 2004 and February 8, 2005 (the “License Agreement”) for:
M.I.T. Case No. 7967, “Method And Apparatus For Performing Microassays,” by Ian W. Hunter
M.I.T. Case No. 91 18, “Molecular Screening In An Array Of Through-Holes,” by Colin J. Brenan, Ian W. Hunter and Tanya S. Kanigan
Dear Colin:
We appreciate BioTrove’s continued diligence in meeting the material and financial obligations of its License Agreement with M.I.T. While is has made first commercial sales of products and is making progress toward increasing those sales, progress to date has not been as rapid as anticipated. Some provisions of Section 3.1(h) have not been met and further provisions of Sections 3.1(h) and 2.2 are not expected to be met, and, consequently, could potentially subject the company to the termination provisions of Section 12.3(b). In view of continuing commercial progress and anticipated future ability to obtain financing, we have agreed that it is in the mutual interest of M.I.T. and BioTrove to amend our License Agreement in Sections 3.1(h) and 2.2.
The parties agree to amend the License Agreement as follows:
     The parties acknowledge that the previously amended requirement of Section 3.1(g) that COMPANY make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS by March 31, 2005 has been met.
Section 2.2 is deleted in its entirety and replaced with the following:

“2.2 Exclusivity. In order to establish an EXCLUSIVE PERIOD for COMPANY, M.I.T. agrees that it shall not grant any other license to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD or to perform LICENSED PROCESSES in the FIELD during the period of time commencing on the EFFECTIVE DATE and terminating as follows:
(a) at the end of the TERM if the total of cumulative payments made by COMPANY to M.I.T. required by paragraphs 4.1 (c), (d), (e), and (f) exceed six hundred thousand ($600,000) prior to eleven (11) years from the EFFECTIVE DATE; or
(b) if the total of cumulative payments made by COMPANY to M.I.T. as required by paragraphs 4.1 (c), (d), (e), and (f) are less than six hundred thousand ($600,000) as of eleven (11) years from the EFFECTIVE DATE then the exclusive period shall terminate on the earlier of the following dates:
(i) the expiration of ten (10) years after the first accrual of NET SALES or SUBLICENSE INCOME for a LICENSED PRODUCT or LICENSED PROCESS; or
(ii) the expiration of thirteen (13) years after the EFFECTIVE DATE.
If the EXCLUSIVE PERIOD shall expire in accordance with the terms hereof, the license granted hereunder shall become nonexclusive and shall extend to the end of the TERM, unless sooner terminated as provided in this Agreement.”
Section 3.1(h) is deleted in its entirety and replaced with the following:
“COMPANY shall make NET SALES and receive SUBLICENSEE INCOME, DEVELOPMENTAL MILESTONE PAYMENTS and DISCOVERY PAYMENTS that in the aggregate total at least three million two hundred fifty thousand dollars ($3,250,000) in the year ended December 31, 2010 and each year ending December 31 covered by this Agreement thereafter. Should COMPANY decide to pursue a drug discovery business model for a majority of the business activities of COMPANY that would make it difficult to comply with the provisions of this paragraph (3.1(h)), COMPANY and M.I.T. agree to meet and attempt to develop an appropriate milestone to substitute for this paragraph based on the new drug discovery business model.
In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations arising under this Section 3.1(h) after December 31, 2010, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).
For the purposes of clarity, after the AMENDMENT DATE (as defined below) this Amendment in no way effects the paragraph following Section3.1(h), that states that In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this section 3.1, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).”

     As of the Amendment Date, and having given effect to the changes included herein, M.I.T. agrees that COMPANY has met the diligence obligations contained in Section 3 of the License Agreement and waives any claim to the contrary.
Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. This letter amending the License Agreement will take effect as an amendment complying with the terms of Section 14.4 of the License Agreement as of the latest date of the official signatures below (the “AMENDMENT DATE”).
Please indicate your acceptance of this Amendment by countersigning both copies of this letter and returning one to M.I.T.

Best regards,
/s/ James R. Freedman
James R. Freedman
Technology Licensing Officer

Agreed to for:

Massachusetts Institute of Technology			BioTroye, Inc.

By:	/s/ John H. Turner, Jr.		By:	/s/ Colin Brenan

	Name	John H. Turner, Jr.		Name	Colin Brenan
	Title	Associate Director Technology Licencing Office		Title	Chief Technology Officer
	Date	March 13, 2008		Date	March 13, 2008